milestone Partner Agreement

The following agreement has been entered between

Milestone Systems, Inc
12725 SW Millikan Way, Suite 300
Beaverton, OR 97005
USA
(in the following referred to as "Milestone")

and the sales/distribution partner (in the following referred to as "the Partner")

Company Name:	**IntelaSight Inc.**
Registration Country/State and Number:	___________**Please Fill in**
Street Address:	**One North Macdonald Road, Suite 312**
Street Address (if required):	
City and Postal Code:	**Mesa, AZ 85239**
State or Country:	**USA**

The parties have agreed to the terms set forth by this agreement (in the following referred to as "the Partner Agreement").

The appendices, including in particular appendix 1, General Terms and Conditions for Partners, form an integral part of this Partner Agreement.

§A1 - Products

This Partner Agreement covers distribution rights for standard usage licenses to the Milestone products listed in this section. Products may cease to exist, new products may be introduced and the functionality of the products may be changed by Milestone without further notice.

Category A: Milestone products covered by this Partner Agreement (unconditional)

- Milestone Xprotect Basis software products and possible associated add-on licenses
- Milestone Xprotect Professional software products and possible associated add-on licenses
- Milestone Xprotect Transact software products and possible associated add-on licenses

Category B: Milestone products covered by this Partner Agreement (conditional)

- Milestone Xprotect Enterprise software products and possible associated add-on licenses
- Milestone Xprotect Central software products and possible associated add-on licenses
- Milestone Xprotect Corporate software products and possible associated add-on licenses

Sales rights for products in Category B require that the Partner is at a certain Partner Level and may furthermore require an additional authorization, see §A4 for more information.

§A2 - Prices and Shipment

The Partner is requested to, but not required to, ensure that the Milestone products are sold to end customers at the recommended retail prices (unit prices) as stated on the present Milestone Recommended retail Price List, both when sales are done directly to end customers or through the Partner's sales channels.

Prices exclude shipment and possible national TAX and/or VAT.

Prices, discounts and pricing structure can be changed by Milestone with 30 days notice.

§A3 - Sales Territory

Milestone grants the Partner and the Partner hereby accepts non-exclusive sales rights in the sales territory for the covered products in accordance with the terms of this Partner Agreement and for the Partner's own account, always provided that the provisions of this §A3 shall not limit the Partner's rights under applicable competition law.

The Partner may not actively market the covered products outside the sales territory unless agreed upon between the parties in writing.

The sales territory is defined as: The United States of America .

§A4 - Partner Levels, Requirements and Benefits

The Partner's purchase conditions, including the purchase prices, and other benefits at Milestone, depend on the Partner's current Partner Level. The Partner Level is determined at the beginning of every calendar quarter and depends on the Partners fulfillment of all the Partner Requirements for the specific Partner Level as specified in the table below. New partners enter at the "Bronze" Partner Level.

			Partner Level			
	Note		Bronze	Silver	Gold	Platinum
Partner Requirements	N1	Quarterly Purchase	Any	Above 5.000 USD	Above 12.000 USD	Above 25.000 USD
	N2	Milestone products listed on web site	Not required	Not required	Not required	Not required
	N3	Monthly Sales Forecasts	Not required	Not required	Not required	Not required
	N4	Non Disclosure	Not required	Required	Required	Required
Partner Benefits	N5	Sales Rights	Category A	Categories A and B	Categories A and B	Categories A and B
	N6	Listing on Milestone's site	No	Yes	Yes, with priority	Yes, with priority
	N7	Email Support	Yes	Yes	Yes	Yes, with priority
	N8	Telephone Support	No	Yes	Yes	Yes
	N9	Knowledgebase Access	No	Yes	Yes	Yes
	N10	Payment Terms	Before Delivery	Yes, Credit Max. 5.000 USD	Yes, Credit Max. 10.000 USD	Yes, Credit Max. 20.000 USD
	N11	Partner Discount	20%	25%	30%	37%

Please see appendix 2, Partner Levels, Requirements and Benefits, for further description of the requirements and benefits listed in the above table. The notes N1 – N11 are listed in appendix 2.

§A5 - Partner WEB and E-mail Services

The Partner has access to certain Partner services at the Milestone WEB, www.milestonesys.com. These services include:

1. Online ordering of Milestone products.
2. Online retrieval of device license keys.
3. Access to Milestone's Knowledge Base.
4. Access to Beta Software and Product Previews.
5. Access to Milestone's E-mail support service.

Some of the services may require the Partner to log in using a name and a password supplied by Milestone. The Partner is aware that login name and password are private and must be kept confidential.

The Partner accepts that some of these services may not be available at all times.

§A6 - Further Partner Obligations

In excess of other Partner obligations described in this Partner Agreement, the Partner is obliged to (either directly, through affiliates or own resellers):

1. Actively market and resell the Milestone products covered by this Partner Agreement in the sales territory according to the terms of this Partner Agreement.
2. Deliver the products to the end customer in their original form and with all related material as delivered from Milestone (e.g. CD-ROM and printed material: Manuals, End User License Agreement, Product License sheets and Registration form).
3. Supply the end customer with support for the Milestone products sold and to have qualified support technicians available for this. At certain Partner Levels Milestone may require that the Partners technicians are certified by Milestone.

In case the Partner distributes the covered products through affiliates or own resellers, the Partner is obliged to ensure that such affiliates or own resellers are professional and abide by the provisions set forth in this Partner Agreement.

The Partner warrants to have read Milestone's Policies, attached to this Partner Agreement as appendix 3, and to abide by the policies therein. Furthermore, the Partner is obliged to adhere to the marketing and sales policies set out by Milestone.

The Partner is obliged not to develop, not to give aid in developing or to manufacture a product or service for the purposes of competing with Milestone product line for commercial use for the term of this Partner Agreement. However, the Partner may develop its own product similar to Milestone product line for its own use and customers' use as part of the Partner's security solution and not as a standalone product.

§A7 – Signatures

On behalf of Milestone

1/30 2007 ERIC FULLERTON

Date Printed name

[signature]

Signature

On behalf of the Partner

1/26/07 MICHAEL RELIGIOSO

Date Printed name

[signature]

Signature

List of Appendices:

Appendix 1: General Terms and Conditions for Partners
Appendix 2: Partner Levels, Requirements and Benefits
Appendix 3: Milestone Policies

Appendix 1: General Terms and Conditions for Partners

The relationship between Milestone and the Partner (as defined in the Partner Agreement) is, in addition to the specific provisions contained in the Partner Agreement, subject to the following general terms and conditions:

§B1 - Milestone End User License Policy

The Partner is obliged to having read and understood the End User License Agreements (EULA) of the Milestone products he sells and to act according to their terms. The Partner accepts that Milestone may amend the EULA at any time. The Partner is encouraged to inform the customer of the existence and the terms of the EULA before each sale.

§B2 - Credit Terms

Interest on Late Payment

Overdue amounts will be charged an interest at a rate of 2% per month or part thereof.

§B3 – Trademarks

The Partner shall market the covered products using the trademarks, name, logo, etc., determined by Milestone. The Partner may not in the sales territory or elsewhere apply for registration of or register trademarks etc. proprietary to Milestone or trademarks etc. which may be confused with trademarks etc. proprietary to Milestone.

The Partner may neither directly nor indirectly use Milestone's name, trademarks or other exclusive rights as a part of its own name.

§B4 – Intellectual Property Rights

Milestone holds the full copyright and any and all other rights to the covered products and related documentation materials, etc., except for third party components of the covered products to which Milestone's suppliers hold all rights.

Any disregard of Milestone's and/or any third party's right, including careless use of the covered products which might render copying of the covered products possible for third parties or disclose confidential information to third parties shall be deemed breach of the Partner Agreement.

The Partner shall have no right to alter or delete any references concerning rights, trademarks, etc., stated in the covered products or on the media upon which the covered products are delivered.

§B5 – Infringement of Third Party Rights

Milestone warrants and represents towards the Partner that the covered products do not infringe any intellectual property rights held by third parties.

In the event that any third party, with reference hereto, objects to the Partner's use of the covered products, the Partner shall forthwith notify Milestone hereof. Upon such notification, Milestone shall take over the matter and any costs related thereto.

Milestone shall in any event have an irrevocable right to take over the matter at its own expense and thus institute proceedings or enter into settlements concerning the alleged infringements.

§B6 – Liability and limitation of liability

Milestone's sole responsibility under the Partner Agreement shall be to deliver the covered products, which shall, in all material respects, function in accordance with the relevant product description and documentation. Milestone does not warrant that any product of Milestone meets a Partner or end user desired functionality or need.

Milestone assumes product liability under the Danish Product Liability Act to the extent that the provisions of the Act may not be contractually waived but disclaims product liability on any other basis.

Milestone shall not be liable for any indirect or consequential damage (including, but not limited to, loss of anticipated profit, goodwill, data or damage to the Partner's or any end user's records or data, or loss as a consequence of any other kind of business interruption) arising out of the use of the covered products or any inadequate or faulty performance even if Milestone was advised of the possibility of such losses. Accordingly, no claims for damages can be raised by reason of indirect or consequential damage.

In no event shall the total liability of Milestone for loss or damage under the Partner Agreement exceed the lower of the following two amounts: (i) the total amount invoiced by Milestone to and paid by the Partner under the Partner Agreement in the three months preceding the event giving rise to the claim, or (ii) USD 100,000.

§B7 – Force Majeure

Neither party shall be liable for any damage inflicted on the other party as a direct or indirect consequence of the non-performing party being delayed or prevented in the performance of its obligations under the Partner Agreement as a result of a force majeure situation. Force majeure shall include war and mobilization, natural disasters, strikes, lock-out, fire, damage to production plant, import and export regulations and other circumstances beyond the control of the party concerned.

§B8 – Confidentiality

Each party has a duty of confidentiality in connection with all information pertaining to matters of the other party that may come into its possession.

The parties are obliged to bind their employees, agents, successors and assignees in accordance with the above.

Any misuse of confidential information shall be considered breach of the Partner Agreement with the effect that the aggrieved party may rescind the Partner Agreement for immediate expiry and claim compensation and damages according to the applicable rules in force at any time under Oregon Law.

§B9 - Term and Termination

The terms under the Partner Agreement will commence from the date of the signature of both parties and will remain in effect until terminated by either of the parties.

The Partner Agreement is subject to termination with 30 days written notice from Milestone and 180 days from Partner.

The Partner Agreement can be terminated by either party with immediate effect in case of a material breach of any of the terms in the Partner Agreement, provided that the breach has not been remedied within 14 days of a written request to remedy the same.

Upon termination of the Partner Agreement, howsoever caused, the Partner shall have no claim for damages or compensation for loss of goodwill or the like thereof against Milestone.

Any provision contained in the Partner Agreement, including without limitation §§ B6, B8, B9, and B11 of these General Terms and Conditions for Partners, which, by its nature, extends beyond the day the Partner Agreement ceases shall remain in force and be binding also after the Partner Agreement has ended.

§B10 – Assignment

The Partner shall have no right to transfer or in any other way assign its rights or obligations under the Partner Agreement, without the prior written consent of Milestone.

Milestone may transfer all rights and obligations under the Partner Agreement to an affiliated entity or in connection with the sale of a major part or all of the assets of Milestone.

§B11 - Governing Law and Venue

The Partner Agreement shall be governed by Oregon Law, and any dispute between the parties will be resolved by the Court of Portland, Oregon, as the sole and proper forum.

Appendix 2: Partner Levels, Requirements and Benefits

With respect to the Partner Levels, requirements and benefits listed in the table included in the Milestone Partner Agreement, §A4, the following descriptions and provisions shall apply:

The headings refer to the notes in the table of paragraph §A4.

N1: Quarterly Purchase

A key element of the Partner Requirements is the value of the Partner's Quarterly Purchase. The Quarterly Purchase is calculated as the total net amount invoiced by Milestone, i.e. after Partner Discount and other possible discounts have been subtracted, in the previous calendar quarter.

N2: Milestone products listed on web site

In order to qualify the Partner must list the relevant Milestone products at his web site and include a link to the Milestone web site from his web site.

"Basic listing required": The Milestone products must be listed at least by name.

"Required": The Milestone products must be listed by name and product description preferable with accompanying illustrations.

"Required with front page listing": The Milestone products must be listed by name and product description preferable with accompanying illustrations. A reference to Milestone and/or its product must be included at the Partners welcome page. Exceptions may be granted.

N3: Monthly Sales Forecasts

At certain Partner Levels, the Partner is required to provide sales forecasts to Milestone in the following ways:

A. The first week of each month: Sales forecast for the current month.
B. The first week of each calendar quarter: Sales forecast for the current calendar quarter.

N4: Non Disclosure

At certain Partner Levels, the Partner will have access to confidential technical information and marketing/strategy information. It is therefore required that the Partner enters a non-disclosure agreement with Milestone.

Regardless of Partner Level, both parties are bound by the confidentiality clause in §B8.

N5: Sales Rights

The Partner Level determines which Milestone products the Partner has sales rights for:

"Category A": Sales rights cover the products listed under "Category A" in §A1.

"Categories A & B": Sales rights cover the products listed under "Category A" in §A1. Sales rights also cover the products listed under "Category B" in §A1 if the Partner has received a separate authorization for these products.

N6: Listing on Milestone's site

At certain Partner Levels the Partner will be listed as an authorized Milestone partner at Milestone's web site:

"No": The Partner will not be listed unless a special agreement has been made for this.
"Yes": The Partner will be listed.
"Yes, with priority": The Partner will be listed with an indication of the Partner Level.

N7: Email Support

The Partner will have access to Milestone's support technicians through email:

"Yes": The Partner will have access to this service with normal priority.
"Yes, with priority": The Partner will have access to this service with high priority.

N8: Telephone Support

At certain Partner Levels the Partner will have access to Milestone's support technicians through Milestones telephone hotline:

"No": The Partner will not have access to this service.
"Yes": The Partner will have access to this service.

N9: Knowledgebase access

At certain Partner Levels the Partner will have access to Milestone's web based Knowledgebase:

"No": The Partner will not have access to this service.
"Yes": The Partner will have access to this service.

N10: Payment Terms

The Partner will be invoiced for his purchase at Milestone concurrently with shipment. The Partner Level determines the Partner's payment terms:

"Before Delivery": The Partner has no credit and must pay orders in advance.
"Yes": The Partner will have 14 days credit up to the credit limit listed for the relevant Partner Level if the Partner fulfills Milestone's general credit conditions. The Partner's credit may be permanently or temporarily closed at Milestone's discretion.

In the event of late payment or the Partner exceeding the credit limit, Milestone shall have the option to reject further orders, suspend further supplies and/or demand prepayment or terminate the Partner Agreement providing it notifies the Partner in writing of such intention and allows the Partner seven days to remedy its default.

For further credit terms see §B2 in General Terms and Conditions of this Partner Agreement.

N11: Partner Discount - Purchase Prices

The Partner buys products from Milestone at the recommended retail prices with a certain discount depending on the current Partner Level as listed in the table.

Appendix 3: Milestone Policies

§P1 - Device Licenses and Replacement Devices

Milestone's software may be protected from being copied and used illegally through the use of so called "device license keys". A device license key is valid for one specific network camera/video server ("camera device"). The camera device is identified by its serial number. Each individual camera device being used in connection with the software requires a separate device license key.

In case a camera device becomes permanently defective, up to 15% or minimum 1 device license key can be replaced by using the milestone web per year. If more device license keys need to be renewed a new device license key can be retrieved from Milestone free of charge for replacement devices (upon presentation to Milestone of proper documentation).

§P2 - Upgrade Policy

The customer is entitled to free upgrades for new software releases having the same software version number as the one originally purchased and to install bug-fixes for the same (in some cases the customer may be required to pay a minor administration fee however). An example, if the customer purchased a license for XProtect Enterprise 6.0a, then he is entitled to upgrade XProtect Enterprise 6.0b and all other XProtect Enterprise releases carrying the 6.0 version number. Device license keys will be valid for all software releases having same software version number.

Milestone may also decide to offer special discount rates for upgrades to new software versions.

In excess of this Milestone offers, at an additional cost, a Product Maintenance Agreement (PMA) for certain products. The PMA entitles the customer to free upgrades to all new versions released for the product in question during the period the PMA is paid for and active.

§P3 - Availability of bug-fixes

Bug-fixes for Milestone software products will, when required, become available on the Milestone web to Partners and end customers. Milestone decides when a bug-fix is required.

§P4 - E-mail Support

The Partner can obtain technical support through e-mail to the Milestone support staff at e-mail address support@milestonesys.com. Milestone end customers are entitled to this support for the first 90 days following their purchase of the software license; the Partner must provide this support to his own end customers.